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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) October 21, 2003

Regal Entertainment Group
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-31315 (Commission File Number)	02-0556934 (IRS Employer Identification No.)
9110 East Nichols Avenue, Suite 200, Centennial, CO (Address of Principal Executive Offices)		80112 (Zip Code)

Registrant's telephone number, including area code 303-792-3600

N/A
(Former Name or Former Address, if Changed Since Last Report)

Item 5. Other Events and Regulation FD Disclosure.

        On October 21, 2003, the Regal Entertainment Group's board of directors declared a cash dividend in the amount of $0.15 per share of Class A and Class B common stock, payable on December 12, 2003 to the Class A and Class B common stockholders of record on November 24, 2003.

Item 12. Results of Operations and Financial Condition.

        On October 21, 2003, Regal Entertainment Group announced its consolidated financial results for its third quarter ended September 25, 2003. The earnings release contains the following non-GAAP financial measures for the periods set forth therein: (i) earnings per diluted share, excluding merger and restructuring expenses and amortization of deferred stock compensation (net of related tax effect), (ii) net income before depreciation and amortization expense, interest expense, net, and provision for income taxes ("EBITDA") and (iii) income from operations before depreciation and amortization expense, merger and restructuring expenses and amortization of deferred stock compensation, (gain) loss on disposal and impairment of operating assets, minority interest in earnings of consolidated subsidiaries and other expense (income), net ("Adjusted EBITDA"). The most directly comparable GAAP measures for earnings per diluted share, excluding merger and restructuring expenses and amortization of deferred stock compensation (net of related tax effect), is earnings per diluted share, and the most directly comparable GAAP measures for EBITDA and Adjusted EBITDA are net cash provided by operating activities and net income. The amounts of these measures for the relevant periods discussed in the press release are as follows (dollars in millions, except per share amounts):

	Quarter Ended
	Sept. 25, 2003	Pro Forma Sept. 26, 2002
Net cash provided by operating activities	$27.6	$63.2
Net income	$44.2	$37.3
	Quarter Ended			Three Quarters Ended
	Sept. 25, 2003	Pro Forma Sept. 26, 2002	Sept. 26, 2002	Sept. 25, 2003	Pro Forma Sept. 26, 2002	Sept. 26, 2002
Earnings per diluted share	$0.30	$0.27	$0.27	$0.89	$0.87	$0.55

        Reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures are included in the press release, a copy of which is furnished to the United States Securities and Exchange Commission with this current report on Form 8-K as an exhibit.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REGAL ENTERTAINMENT GROUP
Date: October 21, 2003	By:	/s/ AMY E. MILES
Name: Amy E. Miles Title: Chief Financial Officer

Exhibit Index

Exhibit No.	Exhibit Description
99.1	Regal Entertainment Group earnings press release dated October 21, 2003

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  Item 5. Other Events and Regulation FD Disclosure.
  Item 12. Results of Operations and Financial Condition.
SIGNATURES
Exhibit Index